Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SINTX Technologies, Inc. (previously known as Amedica Corporation)

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of our report dated March 8, 2019, relating to the consolidated financial statements of SINTX Technologies, Inc., and subsidiaries (collectively, the Company), appearing in the Annual Report on Form 10-K of the Company as of December 31, 2018 and for the year then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ TANNER LLC

Salt Lake City, UT
March 25, 2019